EXHIBIT 3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our reports dated March 5, 2004 on the consolidated balance sheets of Enerplus Resources Fund (the “Fund”) as at December 31, 2003 and 2002 and the consolidated statements of income, accumulated income, accumulated cash distributions and cash flows for the years then ended, which are included or incorporated by reference in this annual report of the Fund on Form 40-F for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP
Chartered Accountants
Calgary, Alberta, Canada

April 22, 2004